Consent of Independent Accountants



     We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 21, 1997, relating to the financial statements and financial highlights of Oppenheimer Quest Capital Value Fund, Inc. (formerly Quest for Value Dual Purpose Fund, Inc.), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Prospectus.


/s/ Price Waterhouse LLP
Price Waterhouse LLP

Denver, Colorado
January 22, 1998


835con.#1